Exhibit 99.3

Contact:

Jon W. Clark

Chief Financial Officer

(212) 297-1000

-Or-

Emily Pai

Investor Relations

(212) 297-1000

Gramercy Property Trust Provides Notice of Redemption of 8.125% Series A Cumulative Redeemable Preferred Stock

New York, NY – August 13, 2014 - Gramercy Property Trust Inc. (NYSE: GPT), a real estate investment trust (the “Company”), today announced that it delivered a notice of the Company's intention to redeem all 3,525,822 outstanding shares of its 8.125% Series A Cumulative Redeemable Preferred Stock (the "Series A preferred stock") (NYSE: GPT-PA; CUSIP No.: 38489R209) from the registered holder of the Series A preferred stock. The redemption date for the Series A preferred stock will be September 12, 2014. The Series A preferred stock will be redeemed at a redemption price of $25.32161 per share (the sum of the $25.00 per share redemption price and a quarterly dividend of $0.32161 prorated to the redemption date). On the redemption date, the Series A preferred stock will cease to accrue dividends.

Stockholders who hold shares of Series A preferred stock through the Depository Trust Company will have their shares redeemed in accordance with the Depository Trust Company's procedures. On or before the redemption date, the funds necessary for the redemption of the Series A preferred stock will have been set apart by the Company in trust for the benefit of the holders thereof. Subject to applicable escheat laws, any moneys set apart by the Company and unclaimed at the end of two years from the redemption date will revert to the general funds of the Company, after which reversion the holders of Series A preferred stock called for redemption may look only to the general funds of the Company for payment of the redemption price.

Upon deposit by the Company of the redemption price in trust for the account of the holders of the Series A preferred stock and from and after the redemption date, the Series A preferred stock will no longer be deemed to be outstanding and all rights with respect to such stock will cease and terminate (including, but not limited to, the right to receive dividends from and after the redemption date) except only the right of the holders thereof to receive, out of the funds so deposited in trust, from and after such date, the amount payable upon the redemption thereof, without interest.

Questions relating to, and requests for additional copies of, the notice of redemption and the related materials should be directed to the Company’s transfer agent, American Stock Transfer & Trust Company, LLC at (877) 248-6417 or (718) 921-8317.

About Gramercy Property Trust

Gramercy Property Trust Inc. is a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing industrial and office properties net leased to high quality tenants in major markets throughout the United States. The Company also operates a commercial real estate asset and property management business for third-parties.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company's present expectations, but these statements are not guaranteed to occur. The risks and uncertainties associated with forward-looking information in this release include, but are not limited to, factors that are beyond the Company's control, including the factors listed in the prospectus supplement, the Company's Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, please refer to the Company's filings with the SEC.